EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.4 Million, or $0.44 per Diluted Share, in the Fourth Quarter of 2024 and $9.8 Million, or $1.24 per Diluted Share for the Year 2024; Declares Quarterly Cash Dividend of $0.1425 Per Share

HELENA, Mont., Jan. 28, 2025 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.4 million, or $0.44 per diluted share, in the fourth quarter of 2024, compared to $2.7 million, or $0.34 per diluted share, in the preceding quarter, and $2.2 million, or $0.28 per diluted share, in the fourth quarter of 2023. For the year ended December 31, 2024, net income was $9.8 million, or $1.24 per diluted share, compared to $10.1 million, or $1.29 per diluted share, in 2023.

Eagle’s board of directors declared a quarterly cash dividend of $0.1425 per share on January 23, 2025. The dividend will be payable March 7, 2025, to shareholders of record February 14, 2025. The current dividend represents an annualized yield of 3.93% based on recent market prices.

“Eagle’s fourth quarter operating results were highlighted by strong quarterly deposit growth, sound revenue generation, and net interest margin expansion,” said Laura F. Clark, President and CEO. “We continue to maintain a stable core deposit base, with non-CDs representing 72.4% of total deposits at year end. Additionally, we continue to maintain quality credit. While loan growth has moderated in recent quarters, we are anticipating steady single-digit loan growth in the year ahead.”

Fourth Quarter 2024 Highlights (at or for the three-month period ended December 31, 2024, except where noted):

  Net income increased 26.7% to $3.4 million, or $0.44 per diluted share, in the fourth quarter of 2024, compared to $2.7 million, or $0.34 per diluted share, in the preceding quarter, and increased 58.6% compared to $2.2 million, or $0.28 per diluted share, in the fourth quarter a year ago.
  Net interest margin (“NIM”) was 3.59% in the fourth quarter of 2024, a 25 basis point increase compared to 3.34% in the preceding quarter and a 27 basis point increase compared to the fourth quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) increased 2.8% to $21.4 million in the fourth quarter of 2024, compared to $20.8 million in the preceding quarter and increased 1.7% compared to $21.0 million in the fourth quarter a year ago.
  Total loans increased 2.4% to $1.52 billion, at December 31, 2024, compared to $1.48 billion a year earlier, and decreased 0.9% compared to $1.53 billion at September 30, 2024.
  Total deposits increased $46.0 million or 2.8% to $1.68 billion at December 31, 2024, compared to a year earlier, and increased $30.7 million or 1.9%, compared to September 30, 2024.
  The allowance for credit losses represented 1.11% of portfolio loans and 437.7% of nonperforming loans at December 31, 2024, compared to 1.11% of portfolio loans and 195.2% of nonperforming loans at December 31, 2023.
  The Company’s available borrowing capacity was approximately $404.0 million at December 31, 2024, compared to $398.5 million at December 31, 2023.
	December 31, 2024		December 31, 2023
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$140,930	$276,664	$175,737	$266,017
Federal Reserve Bank discount window	-	27,349	-	32,472
Correspondent bank lines of credit	-	100,000	-	100,000
Total	$140,930	$404,013	$175,737	$398,489

  The Company paid a quarterly cash dividend in the fourth quarter of $0.1425 per share on December 6, 2024, to shareholders of record November 15, 2024.

Balance Sheet Results
Eagle’s total assets increased 1.3% to $2.10 billion at December 31, 2024, compared to $2.08 billion a year ago, and decreased 2.0% compared to $2.15 billion three months earlier. The investment securities portfolio totaled $292.6 million at December 31, 2024, compared to $318.3 million a year ago, and $307.0 million at September 30, 2024.

Eagle originated $68.1 million in new residential mortgages during the quarter and sold $64.0 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.18%. This production compares to residential mortgage originations of $58.0 million in the preceding quarter with sales of $51.0 million and an average gross margin on sale of mortgage loans of approximately 3.31%. Mortgage volumes remain low as rates have continued to be elevated relative to rates on existing mortgages.

Total loans increased $36.2 million, or 2.4%, compared to a year ago, and decreased $14.0 million, or 0.9%, from three months earlier. Commercial real estate loans increased 6.1% to $646.0 million at December 31, 2024, compared to $608.7 million a year earlier. Commercial real estate loans were comprised of 71.4% non-owner occupied and 28.6% owner occupied at December 31, 2024. Agricultural and farmland loans increased 4.9% to $281.0 million at December 31, 2024, compared to $267.9 million a year earlier. Residential mortgage loans decreased 1.8% to $153.7 million, compared to $156.6 million a year earlier. Commercial loans increased 8.5% to $144.0 million, compared to $132.7 million a year ago. Commercial construction and development loans decreased 21.5% to $124.2 million, compared to $158.1 million a year ago. Home equity loans increased 12.2% to $97.5 million, residential construction loans increased 5.2% to $45.7 million, and consumer loans decreased 5.4% to $28.5 million, compared to a year ago.

“Similar to other community banks, our deposit mix has shifted towards higher yielding deposits over the last several quarters due to the higher interest rate environment. However, the recent Fed rate cuts have started to ease deposit pricing, and we anticipate this will continue as we move through this next rate cycle,” said Miranda Spaulding, CFO.

Total deposits increased to $1.68 billion at December 31, 2024, compared to $1.64 billion at December 31, 2023, and $1.65 billion at September 30, 2024. Noninterest-bearing checking accounts represented 24.9%, interest-bearing checking accounts represented 13.2%, savings accounts represented 12.5%, money market accounts comprised 21.8% and time certificates of deposit made up 27.6% of the total deposit portfolio at December 31, 2024. There were no brokered certificates at December 31, 2024, compared to $72.2 million at December 31, 2023, and $22.1 million at September 30, 2024. The average cost of total deposits was 1.71% in the fourth quarter of 2024, compared to 1.76% in the preceding quarter and 1.49% in the fourth quarter of 2023. The estimated amount of uninsured deposits was approximately $323.0 million, or 19% of total deposits, at December 31, 2024, compared to $307.0 million, or 18% of total deposits, at September 30, 2024.

Shareholders’ equity was $174.8 million at December 31, 2024, compared to $169.3 million a year earlier and $177.7 million three months earlier. Book value per share was $21.77 at December 31, 2024, compared to $21.11 a year earlier and $22.17 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $16.88 at December 31, 2024, compared to $16.05 a year earlier and $17.23 three months earlier.

Operating Results
“The higher yields on interest earning assets combined with a lower cost of funds contributed to our 25 basis point NIM expansion during the quarter, compared to the preceding quarter,” said Spaulding. “We anticipate additional improvement in our cost of funds over the next several quarters.”

Eagle’s NIM was 3.59% in the fourth quarter of 2024, a 25 basis point increase compared to 3.34% in the preceding quarter and a 27 basis point improvement compared to the fourth quarter a year ago. The interest accretion on acquired loans totaled $161,000 and resulted in a four basis-point increase in the NIM during the fourth quarter of 2024, compared to $167,000 and a three basis-point increase in the NIM during the preceding quarter. Funding costs for the fourth quarter of 2024 were 2.69%, compared to 2.89% in the third quarter of 2024 and 2.58% in the fourth quarter of 2023. Average yields on interest earning assets for the fourth quarter of 2024 increased to 5.70%, compared to 5.66% in the third quarter of 2024 and 5.36% in the fourth quarter a year ago. For the year, the NIM was 3.42% compared to 3.51% for 2023.

Net interest income, before the provision for credit losses, increased 6.3% to $16.8 million in the fourth quarter of 2024, compared to $15.8 million in the third quarter of 2024, and increased 10.5% compared to $15.2 million in the fourth quarter of 2023. For the year, net interest income increased 1.5% to $63.4 million, compared to $62.5 million in 2023.

Fourth quarter revenues increased 2.8% to $21.4 million, compared to $20.8 million in the preceding quarter and increased 1.7% compared to $21.0 million in the fourth quarter a year ago. For the year 2024, revenues were $81.2 million, compared to $85.2 million in 2023. The decrease compared to a year ago was largely due to lower volumes in mortgage banking activity.

Total noninterest income decreased 8.2% to $4.6 million in the fourth quarter of 2024, compared to $5.0 million in the preceding quarter, and decreased 21.3% compared to $5.8 million in the fourth quarter a year ago. The decrease compared to the preceding quarter was largely due to income from bank owned life insurance of $724,000 recorded during the third quarter of 2024. Net mortgage banking income, the largest component of noninterest income, totaled $2.8 million in the fourth quarter of 2024, compared to $2.6 million in the preceding quarter and $3.7 million in the fourth quarter a year ago. This decrease compared to the fourth quarter a year ago was largely driven by a decline in net gain on sale of mortgage loans, which was impacted by lower mortgage loan volumes. For the year, noninterest income decreased 21.8% to $17.8 million, compared to $22.7 million in 2023. Net mortgage banking income decreased 33.1% to $10.0 million in 2024, compared to $15.0 million in 2023. These decreases were driven by a decline in net gain on sale of mortgage loans.

Eagle’s fourth quarter noninterest expense was $17.7 million, an increase of 2.5% compared to $17.3 million in the preceding quarter and a 6.3% decrease compared to $18.9 million in the fourth quarter a year ago. Lower salaries and employee benefits contributed to the decrease compared to the year ago quarter. For the year, noninterest expense decreased 3.9% to $69.3 million, compared to $72.1 million in 2023.

For the fourth quarter of 2024, the Company recorded income tax expense of $269,000. This compared to income tax expense of $529,000 in the preceding quarter and an income tax benefit of $315,000 in the fourth quarter of 2023. The effective tax rate for the year was 14.2% compared to 13.7% for the prior year and is due to the increase in proportion of tax-exempt income compared to pretax earnings, as well as tax credits from investments in low-income housing tax credit projects.

Credit Quality
Due to muted loan growth and positive economic factors within the CECL modeling, Eagle recorded a recapture in its provision for credit losses of $36,000 during the fourth quarter of 2024. This compared to a $277,000 provision for credit losses in the preceding quarter and $270,000 in the fourth quarter a year ago. The allowance for credit losses represented 437.7% of nonperforming loans at December 31, 2024, compared to 356.7% three months earlier and 195.2% a year earlier. Nonperforming loans were $3.9 million at December 31, 2024, $4.8 million at September 30, 2024, and $8.4 million a year earlier. Net loan charge-offs totaled $44,000 in the fourth quarter of 2024, compared to net loan charge-offs of $17,000 in the preceding quarter and net loan charge-offs of $10,000 in the fourth quarter a year ago. The allowance for credit losses was $16.9 million, or 1.11% of total loans, at December 31, 2024, compared to $17.1 million, or 1.12% of total loans, at September 30, 2024, and $16.4 million, or 1.11% of total loans, a year ago.

Capital Management
The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.57% at December 31, 2024, up from 6.32% a year ago and 6.56% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. As of December 31, 2024, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 10.07% as of December 31, 2024.

About the Company
Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 29 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements
This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "will" "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the impact of any new regulatory, policy or enforcement developments resulting from the change in U.S. presidential administration; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, in this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	December 31,	September 30,	December 31,
	2024	2024	2023

Assets:
Cash and due from banks	$29,824	$22,954	$23,243
Interest bearing deposits in banks	1,735	19,035	1,302
Federal funds sold	-	200	-
Total cash and cash equivalents	31,559	42,189	24,545
Securities available-for-sale, at fair value	292,590	306,982	318,279
Federal Home Loan Bank ("FHLB") stock	7,778	11,218	9,191
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	13,368	13,429	11,432
Loans:
Real estate loans:
Residential 1-4 family	153,721	156,811	156,578
Residential 1-4 family construction	45,701	52,217	43,434
Commercial real estate	645,962	644,019	608,691
Commercial construction and development	124,211	125,323	158,132
Farmland	146,610	145,356	142,590
Other loans:
Home equity	97,543	93,646	86,932
Consumer	28,513	29,445	30,125
Commercial	144,039	143,190	132,709
Agricultural	134,346	144,645	125,298
Total loans	1,520,646	1,534,652	1,484,489
Allowance for credit losses	(16,850)	(17,130)	(16,440)
Net loans	1,503,796	1,517,522	1,468,049
Accrued interest and dividends receivable	12,890	14,844	12,485
Mortgage servicing rights, net	15,376	15,443	15,853
Assets held-for-sale, at cost	960	257	-
Premises and equipment, net	101,540	100,297	94,282
Cash surrender value of life insurance, net	53,232	52,852	47,939
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	4,499	4,834	5,880
Other assets	26,631	26,375	28,860
Total assets	$2,103,090	$2,145,113	$2,075,666

Liabilities:
Deposit accounts:
Noninterest bearing	$419,211	$419,760	$418,727
Interest bearing	1,262,017	1,230,752	1,216,468
Total deposits	1,681,228	1,650,512	1,635,195
Accrued expenses and other liabilities	47,018	38,593	36,462
FHLB advances and other borrowings	140,930	219,167	175,737
Other long-term debt, net	59,149	59,111	58,999
Total liabilities	1,928,325	1,967,383	1,906,393

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 8,027,177, 8,016,784 and 8,016,784
shares outstanding at December 31, 2024, September 30, 2024, and
December 31, 2023, respectively	85	85	85
Additional paid-in capital	108,334	109,040	108,819
Unallocated common stock held by Employee Stock Ownership Plan	(4,011)	(4,154)	(4,583)
Treasury stock, at cost (480,252, 490,645 and 490,645 shares at
December 31, 2024, September 30, 2024, and December 31, 2023, respectively)	(10,761)	(11,124)	(11,124)
Retained earnings	101,264	98,979	96,021
Accumulated other comprehensive loss, net of tax	(20,146)	(15,096)	(19,945)
Total shareholders' equity	174,765	177,730	169,273
Total liabilities and shareholders' equity	$2,103,090	$2,145,113	$2,075,666

Income Statement		(Unaudited)		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Interest and dividend income:
Interest and fees on loans	$23,756	$23,802	$21,481	$92,282	$79,423
Securities available-for-sale	2,475	2,598	2,790	10,428	11,376
FRB and FHLB dividends	308	266	247	1,085	727
Other interest income	148	94	23	416	89
Total interest and dividend income	26,687	26,760	24,541	104,211	91,615
Interest expense:
Interest expense on deposits	7,216	7,190	6,090	27,838	17,857
FHLB advances and other borrowings	2,005	3,084	2,569	10,211	8,562
Other long-term debt	676	684	684	2,724	2,719
Total interest expense	9,897	10,958	9,343	40,773	29,138
Net interest income	16,790	15,802	15,198	63,438	62,477
(Recapture) provision for credit losses	(36)	277	270	518	1,456
Net interest income after provision for credit losses	16,826	15,525	14,928	62,920	61,021

Noninterest income:
Service charges on deposit accounts	387	430	444	1,645	1,757
Mortgage banking, net	2,818	2,602	3,718	10,014	14,970
Interchange and ATM fees	675	662	663	2,540	2,524
Appreciation in cash surrender value of life insurance	408	1,038	301	2,054	1,466
Net loss on sale of available-for-sale securities	(141)	-	-	(141)	(222)
Other noninterest income	425	251	686	1,664	2,227
Total noninterest income	4,572	4,983	5,812	17,776	22,722

Noninterest expense:
Salaries and employee benefits	9,830	9,894	11,359	39,715	42,973
Occupancy and equipment expense	2,194	2,134	1,972	8,531	8,072
Data processing	1,715	1,587	1,673	6,209	5,943
Software subscriptions	576	511	519	2,127	2,064
Advertising	466	277	445	1,312	1,375
Amortization	337	337	386	1,391	1,587
Loan costs	372	385	461	1,567	1,887
FDIC insurance premiums	287	295	288	1,165	1,150
Professional and examination fees	596	438	438	1,941	1,922
Other noninterest expense	1,323	1,412	1,350	5,348	5,116
Total noninterest expense	17,696	17,270	18,891	69,306	72,089

Income before provision for income taxes	3,702	3,238	1,849	11,390	11,654
Provision (benefit) for income taxes	269	529	(315)	1,612	1,598
Net income	$3,433	$2,709	$2,164	$9,778	$10,056

Basic earnings per common share	$0.44	$0.35	$0.28	$1.25	$1.29
Diluted earnings per common share	$0.44	$0.34	$0.28	$1.24	$1.29

Basic weighted average shares outstanding	7,862,279	7,836,921	7,809,274	7,838,822	7,793,352

Diluted weighted average shares outstanding	7,868,507	7,860,138	7,815,022	7,853,792	7,798,244

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	December 31,	September 30,	December 31,
	2024	2024	2023

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$2,036	$1,691	$2,845
Net change in fair value of loans held-for-sale and derivatives	(3)	159	(40)
Mortgage servicing income, net	785	752	913
Mortgage banking, net	$2,818	$2,602	$3,718

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$6,741		$11,396
Net change in fair value of loans held-for-sale and derivatives	(5)		194
Mortgage servicing income, net	3,278		3,380
Mortgage banking, net	$10,014		$14,970

Performance Ratios (For the quarter):
Return on average assets	0.65%	0.51%	0.42%
Return on average equity	8.12%	6.56%	5.68%
Yield on average interest earning assets	5.70%	5.66%	5.36%
Cost of funds	2.69%	2.89%	2.58%
Net interest margin	3.59%	3.34%	3.32%
Core efficiency ratio*	81.26%	81.47%	88.08%

Performance Ratios (Year-to-date):
Return on average assets	0.47%		0.50%
Return on average equity	5.94%		6.33%
Yield on average interest earning assets	5.62%		5.14%
Cost of funds	2.76%		2.11%
Net interest margin	3.42%		3.51%
Core efficiency ratio*	83.62%		82.75%

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except per share data)

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	December 31,	September 30,	December 31,
	2024	2024	2023

Nonaccrual loans	$3,227	$3,859	$8,395
Loans 90 days past due and still accruing	623	944	26
Total nonperforming loans	3,850	4,803	8,421
Other real estate owned and other repossessed assets	45	4	5
Total nonperforming assets	$3,895	$4,807	$8,426

Nonperforming loans / portfolio loans	0.25%	0.31%	0.57%
Nonperforming assets / assets	0.19%	0.22%	0.41%
Allowance for credit losses / portfolio loans	1.11%	1.12%	1.11%
Allowance for credit losses/ nonperforming loans	437.66%	356.65%	195.23%
Gross loan charge-offs for the quarter	$51	$22	$11
Gross loan recoveries for the quarter	$7	$5	$1
Net loan charge-offs for the quarter	$44	$17	$10

	December 31,	September 30,	December 31,
	2024	2024	2023
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$21.77	$22.17	$21.11
Tangible book value per share**	$16.88	$17.23	$16.05
Shares outstanding	8,027,177	8,016,784	8,016,784
Tangible common equity to tangible assets***	6.57%	6.56%	6.32%

Other Information:
Average investment securities for the quarter	$300,088	$305,730	$306,678
Average investment securities year-to-date	$306,538	$308,688	$328,533
Average loans for the quarter ****	$1,533,686	$1,547,246	$1,494,181
Average loans year-to-date ****	$1,523,384	$1,519,951	$1,436,672
Average earning assets for the quarter	$1,858,078	$1,874,669	$1,817,419
Average earning assets year-to-date	$1,850,120	$1,847,468	$1,780,727
Average total assets for the quarter	$2,107,357	$2,116,839	$2,062,267
Average total assets year-to-date	$2,092,051	$2,086,951	$2,015,586
Average deposits for the quarter	$1,671,653	$1,622,254	$1,626,598
Average deposits year-to-date	$1,636,390	$1,624,636	$1,603,861
Average equity for the quarter	$169,054	$165,162	$152,516
Average equity year-to-date	$164,591	$163,106	$158,807

** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)		(Unaudited)
(Dollars in thousands)	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2024	2024	2023	2024	2023
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,696	$17,270	$18,891	$69,306	$72,089
Intangible asset amortization	(337)	(337)	(386)	(1,391)	(1,587)
Core efficiency ratio numerator	17,359	16,933	18,505	67,915	70,502

Net interest income	16,790	15,802	15,198	63,438	62,477
Noninterest income	4,572	4,983	5,812	17,776	22,722
Core efficiency ratio denominator	21,362	20,785	21,010	81,214	85,199

Core efficiency ratio (non-GAAP)	81.26%	81.47%	88.08%	83.62%	82.75%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,
	2024	2024	2023
Tangible Book Value:
Shareholders' equity	$174,765	$177,730	$169,273
Goodwill and core deposit intangible, net	(39,239)	(39,574)	$(40,620)
Tangible common shareholders' equity (non-GAAP)	$135,526	$138,156	$128,653

Common shares outstanding at end of period	8,027,177	8,016,784	8,016,784

Common shareholders' equity (book value) per share (GAAP)	$21.77	$22.17	$21.11

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.88	$17.23	$16.05

Tangible Assets:
Total assets	$2,103,090	$2,145,113	$2,075,666
Goodwill and core deposit intangible, net	(39,239)	(39,574)	(40,620)
Tangible assets (non-GAAP)	$2,063,851	$2,105,539	$2,035,046

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.57%	6.56%	6.32%

Contacts:	Laura F. Clark, President and CEO (406) 457-4007 Miranda J. Spaulding, SVP and CFO (406) 441-5010